Exhibit 99.1

AVIS BUDGET GROUP REPORTS RECORD THIRD QUARTER RESULTS

•	Revenue grew to $2.2 billion, a 34% increase from third quarter 2011.

•	Adjusted EBITDA increased 39% to $377 million, excluding certain items, the Company’s highest-ever quarterly earnings.

•	Pretax income increased 36% to $284 million, excluding certain items, and was $260 million on a GAAP basis.

•	Diluted earnings per share grew 43% to $1.46 per share, excluding certain items, and GAAP diluted earnings per share were $2.38.

•	Company revises its 2012 Adjusted EBITDA estimate to $825 to $840 million, excluding certain items, a year-over-year increase of 35% to 38%.

Parsippany, N.J., November 1, 2012 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its third quarter ended September 30, 2012. For the quarter, the Company reported revenue of $2.2 billion, a 34% increase compared with the prior-year third quarter. Excluding certain items, Adjusted EBITDA increased 39% to $377 million. The Company reported net income of $171 million and diluted earnings per share of $1.46, excluding certain items. GAAP net income of $280 million was impacted by a $128 million non-cash income tax benefit, debt extinguishment costs and acquisition-related charges.

As previously announced, the Company completed its acquisition of Avis Europe plc on October 3, 2011. For the quarter ended September 30, 2012, the acquisition of Avis Europe contributed revenue of $526 million and Adjusted EBITDA of $102 million, excluding certain items. Excluding Avis Europe, the Company’s revenue grew 1% in the third quarter and Adjusted EBITDA increased 1%, excluding certain items.

“Our third quarter results reflect strong summer volume growth and a significant contribution from the Avis Europe acquisition,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “While our revised earnings estimates acknowledge the softness in European travel demand, the strategic initiatives we laid out more than a year ago continue to pay dividends, and we are well on our way toward reporting record revenue and earnings for 2012.”

Executive Summary

Revenue increased 34% in third quarter 2012 compared to third quarter 2011 primarily due to the acquisition of Avis Europe. Excluding Avis Europe, volume increased 4% and pricing declined 3%. Third quarter Adjusted EBITDA increased 39% to $377 million, excluding certain items, driven by increased revenues.

Business Segment Discussion

The following discussion of third quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Prior-period results have been revised to reflect the movement of Canadian results from the International segment to the North America segment. Revenue and Adjusted EBITDA are expressed in millions.

North America

(Consisting of the Company’s U.S. car rental and Canadian vehicle rental operations)

	2012	2011	% change
Revenue	$1,358	$1,336	2%
Adjusted EBITDA	$232	$216	7%

Revenue increased 2% primarily due to a 4% increase in volume and a 7% increase in ancillary revenues, partially offset by a 3% year-over-year decline in pricing. Adjusted EBITDA increased 7%, primarily due to lower operating and vehicle interest costs, partially offset by a 3% increase in per-unit fleet costs.

International

(Consisting of the Company’s international vehicle rental operations)

	2012	2011	% change
Revenue	$703	$175	302%
Adjusted EBITDA	$129	$37	249%

Revenue increased 302% principally due to the acquisition of Avis Europe. Excluding the acquisition, revenue increased 1% as a result of a 2% increase in volume and increased license royalty revenue, partially offset by a 3% decline in reported pricing due primarily to currency effects. Adjusted EBITDA increased $92 million due to a $94 million contribution from our European operations, including $7 million of restructuring costs. Excluding the acquisition, Adjusted EBITDA declined $3 million, entirely as a result of an unfavorable currency impact.

Truck Rental

(Consisting of the Company’s U.S. truck rental operations)

	2012	2011	% change
Revenue	$109	$112	(3%)
Adjusted EBITDA	$14	$22	(36%)

Truck rental revenue declined 3% as a 2% increase in pricing was offset by a 5% decline in volume, largely reflecting the wind-down of a relatively low-priced commercial contract. Adjusted EBITDA decreased $8 million primarily due to lower revenue and higher vehicle maintenance expense incurred to increase the average number of trucks available for rent.

Other Items

•	Corporate Debt Repayment - In September, the Company utilized available cash to repay $50 million of 7.75% senior notes due 2016.

•

Term Loan Borrowings - In October, the Company closed an offering of $200 million of term loan borrowings due 2019. Proceeds from the offering and approximately $40 million of available cash were used to repay approximately $240 million of outstanding term loan borrowings. The interest rate on the new term loan borrowings is nearly two points lower than the interest rate on the debt that was repaid.

•

Avis Budget EMEA Statistics - Revenue in the Company’s Europe, Middle East and Africa operations increased 5% on a constant-currency basis in third quarter 2012 compared to third quarter 2011, and declined 6% on a reported basis. The change in revenue reflects a 9% increase in rental days and a 16% decline in average daily rate. Pricing decreased 6% excluding currency effects and including the impact of the strong growth our Budget brand achieved.

•

Apex - As previously announced, the Company acquired New Zealand-based Apex Car Rentals in October. The acquisition further expands Avis Budget Group’s presence in Australia and New Zealand and positions the Company to participate in the fast-growing deep-value segment of the car rental market there.

•

Income Tax Benefit - In the third quarter, the Company realized a $128 million non-cash income tax benefit related to the resolution of prior years’ tax positions and has excluded this item in calculating net income, excluding certain items, and earnings per share, excluding certain items.

•

Repositioning of Truck Rental Business - To better position our Truck Rental segment for future success, we are planning to restructure the business over the next several quarters by closing certain rental locations and reducing our rental fleet, which we believe will improve our utilization, lower our cost base and drive better pricing. We currently anticipate that we will incur restructuring and other costs of approximately $20 million in conjunction with this initiative.

Outlook

•

Financial Outlook - The Company expects its full-year 2012 revenue to be approximately $7.3 billion, a 24% increase compared to 2011. The Company expects its 2012 Adjusted EBITDA to be approximately $825 million to $840 million, excluding certain items, an increase of 35% to 38% compared to the prior year. The narrowing of the Company’s estimated EBITDA range reflects recent trends, including difficult economic conditions in Europe, which are impacting travel demand.

North America fleet costs are expected to decline 6% to 8% on a per-unit basis compared to 2011. The Company continues to expect interest expense related to corporate debt to be approximately $265 million. The Company also expects that its 2012 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to the acquisition of Avis Europe) will be approximately $110 million, and that its pretax income will be approximately $450 million to $465 million, excluding certain items.

The Company expects that its effective tax rate in 2012 will be approximately 36% to 38%, excluding certain items, and that its diluted share count will be approximately 121 million. Based on these expectations, the Company estimates that its 2012 diluted earnings per share, excluding certain items, will be approximately $2.35 to $2.45.

•	Acquisition Synergies – The Company expects to reach a run-rate of $40 million of annual synergies from the acquisition of Avis Europe by the end of the year.

•

Performance Excellence Savings - The Company is continuing its efforts to reduce costs and enhance productivity and expects that such initiatives will provide incremental benefits of more than $50 million in 2012.

Investor Conference Call

Avis Budget Group will host a conference call to discuss third quarter results on November 2, 2012, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (415) 228-4734 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 12:00 noon (ET) on November 2 until 8:00 p.m. (ET) on November 16 at (203) 369-3102, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with 10,000 rental locations in approximately 175 countries around the world. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 29,000 employees and is headquartered in Parsippany, N.J. For more information, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, acquisition synergies and cost-saving initiatives are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Avis Europe and Avis Budget, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any reduction in travel demand, including any reduction in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2011, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, its most recently filed Form 10-Q, and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain financial measures such as Adjusted EBITDA, pretax income and diluted earnings per share, which exclude certain items under each measure and are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 to this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items under each measure, are net income, pretax income and diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, specific quantifications of the amounts that would be required to reconcile forecasted net income, pretax income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, to forecasted net income, pretax income, and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

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Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Income Statement Items
Net revenues	$2,170	$1,623	34%	$5,659	$4,269	33%
Adjusted EBITDA (non-GAAP)	370	272	36%	736	546	35%
Income before income taxes	260	136	91%	363	236	54%
Net income	280	82	241%	336	141	138%
Earnings per share - Diluted	2.38	0.65	266%	2.77	1.14	143%

Excluding Certain Items (non-GAAP) (A)
Net revenues	$2,170	$1,623	34%	$5,659	$4,269	33%
Adjusted EBITDA	377	272	39%	762	547	39%
Income before income taxes	284	209	36%	474	361	31%
Net income	171	129	33%	298	220	35%
Earnings per share - Diluted	1.46	1.02	43%	2.46	1.75	41%

	As of
	September 30, 2012	December 31, 2011
Balance Sheet Items
Cash and cash equivalents	$554	$534
Vehicles, net	10,343	8,356
Debt under vehicle programs	7,875	5,564
Corporate debt	2,967	3,205
Stockholders’ equity	791	412

Segment Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Net Revenues
North America	$1,358	$1,336	2%	$3,580	$3,484	3%
International	703	175	302%	1,791	495	262%
Truck Rental	109	112	(3%)	287	290	(1%)
Corporate and Other	—	—	*	1	—	*

Total Company	$2,170	$1,623	34%	$5,659	$4,269	33%

Adjusted EBITDA (B)
North America	$232	$216	7%	$509	$426	19%
International	129	37	249%	210	90	133%
Truck Rental	14	22	(36%)	32	40	(20%)
Corporate and Other	(5)	(3)	*	(15)	(10)	*

Total Company	$370	$272	36%	$736	$546	35%

Reconciliation of Adjusted EBITDA to Pretax Income
Total Company Adjusted EBITDA	$370	$272		$736	$546
Less: Non-vehicle related depreciation and amortization	30	22		92	65
Interest expense related to corporate debt, net:
Interest expense	67	48		208	143
Early extinguishment of debt	2	—		52	—
Transaction-related costs	11	66		21	102

Income before income taxes	$260	$136	91%	$363	$236	54%

*	Not meaningful.
(A)	During the three and nine months ended September 30, 2012, we recorded certain items in our operating results before income taxes of $24 million and $111 million ($19 million and $90 million, net of tax), respectively, and a $128 million non-cash income tax benefit for pre-Separation taxes. During the three months ended September 30, 2012, these items consisted of $11 million ($10 million, net of tax) of transaction-related costs primarily related to the integration of Avis Europe, $7 million ($5 million, net of tax) in restructuring expense, $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition and $2 million ($1 million, net of tax) for the early extinguishment of corporate debt. During the nine months ended September 30, 2012, certain items consisted of $52 million ($45 million, net of tax) for the early extinguishment of corporate debt, $26 million ($18 million, net of tax) in restructuring expense, $21 million ($18 million, net of tax) in transaction-related costs primarily related to the integration of Avis Europe and $12 million ($9 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

During the three and nine months ended September 30, 2011, we recorded certain items of $73 million and $125 million ($47 million and $79 million, net of tax), respectively, primarily related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty. For the three months ended September 30, 2011, these items consisted of $26 million ($16 million, net of tax) of losses on foreign-currency transactions related to the Avis Europe purchase price and $47 million ($31 million, net of tax) related to due diligence, financing and other expenses. For the nine months ended September 30, 2011, certain items consisted of $49 million ($30 million, net of tax) of losses on foreign-currency transactions related to the Avis Europe purchase price, $75 million ($49 million, net of tax) related to due diligence, financing and other expenses, and $1 million of restructuring expense.
(B)	See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $10 million and $9 million in the three months ended September 30, 2012 and 2011, respectively, and $31 million and $30 million in the nine months ended September 30, 2012 and 2011, respectively.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Vehicle rental	$1,582	$1,211	$4,084	$3,163
Other	588	412	1,575	1,106

Net revenues	2,170	1,623	5,659	4,269

Expenses
Operating	1,036	783	2,882	2,166
Vehicle depreciation and lease charges, net	436	304	1,088	840
Selling, general and administrative	244	190	696	511
Vehicle interest, net	77	74	231	205
Non-vehicle related depreciation and amortization	30	22	92	65
Interest expense related to corporate debt, net:
Interest expense	67	48	208	143
Early extinguishment of debt	2	—	52	—
Transaction-related costs	11	66	21	102
Restructuring expense	7	—	26	1

Total expenses	1,910	1,487	5,296	4,033

Income before income taxes	260	136	363	236
Provision for (benefit from) income taxes	(20)	54	27	95

Net income	$280	$82	$336	$141

Earnings per share
Basic	$2.62	$0.78	$3.16	$1.34
Diluted	$2.38	$0.65	$2.77	$1.14

Weighted average shares outstanding
Basic	106.8	105.4	106.5	105.1
Diluted	118.0	128.9	122.7	128.9

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
CAR RENTAL

North America (A)
Rental Days (000’s)	24,198	23,202	4%	66,208	62,793	5%
Time and Mileage Revenue per Day	$42.15	$43.48	(3%)	$40.29	$41.55	(3%)
Average Rental Fleet	359,647	342,298	5%	337,782	317,751	6%

International (B)

Rental Days (000’s)	11,070	2,024	447%	27,402	5,944	361%
Time and Mileage Revenue per Day	$42.74	$55.04	(22%)	$43.22	$53.79	(20%)
Average Rental Fleet	165,941	32,357	413%	141,589	32,492	336%

Total Car Rental

Rental Days (000’s)	35,268	25,226	40%	93,610	68,737	36%
Time and Mileage Revenue per Day	$42.34	$44.41	(5%)	$41.15	$42.61	(3%)
Average Rental Fleet	525,588	374,655	40%	479,371	350,243	37%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,133	1,188	(5%)	3,111	3,221	(3%)
Time and Mileage Revenue per Day	$78.16	$76.77	2%	$74.42	$72.82	2%
Average Rental Fleet	27,816	26,115	7%	26,623	26,025	2%

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Results for North America now include the results of our operations in Canada for all periods presented. Canada was previously included in our International segment. Excluding our operations in Canada, the results for the North America segment would have been as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
North America (excluding Canada)	2012	2011	% Change	2012	2011	% Change
Rental Days (000’s)	22,124	21,112	5%	61,601	58,275	6%
Time and Mileage Revenue per Day	$41.50	$42.84	(3%)	$39.84	$40.99	(3%)
Average Rental Fleet	330,323	314,259	5%	315,142	295,879	7%

(B)	For the three and nine months ended September 30, 2012, results for International include the results of the recently acquired operations of Avis Europe. The results of such recently acquired operations are as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
Avis Europe	2012	2011	% Change	2012	2011	% Change
Rental Days (000’s)	8,991	8,222	9%	21,205	20,547	3%
Time and Mileage Revenue per Day	$40.28	$48.00	(16%)	$40.17	$45.72	(12%)
Average Rental Fleet	132,379	123,899	7%	108,064	105,780	2%

Of the change in time and mileage revenue per day in our European operations, 10 percentage points and 9 percentage points are due to changes in foreign-exchange rates in the three and nine months ended September 30, 2012, respectively, with time and mileage revenue per day decreasing 6 percentage points and 3 percentage points, respectively, excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Nine Months Ended September 30, 2012
Operating Activities
Net cash provided by operating activities	1,524

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(96)
Net cash used in investing activities of vehicle programs	(2,916)

Net cash used in investing activities	(3,012)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(250)
Net cash provided by financing activities of vehicle programs	1,753

Net cash provided by financing activities	1,503

Effect of changes in exchange rates on cash and cash equivalents	5

Net decrease in cash and cash equivalents	20
Cash and cash equivalents, beginning of period	534

Cash and cash equivalents, end of period	$554

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)
Nine Months Ended September 30, 2012
Pretax income	$363
Add-back of non-vehicle related depreciation and amortization	92
Add-back of debt extinguishment costs	52
Transaction-related costs	21
Working capital and other	102
Capital expenditures	(82)
Tax payments, net of refunds	(39)
Vehicle programs (B)	(170)

Free Cash Flow	339

Borrowings, net of debt repayments	(291)
Transaction-related payments	(27)
Financing costs, foreign exchange effects and other	(1)

Net decrease in cash and cash equivalents (per above)	$20

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Nine Months Ended September 30, 2012
Free Cash Flow (per above)	$339
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	2,916
Financing activities of vehicle programs	(1,753)
Capital expenditures	82
Early extinguishment of debt	(39)
Proceeds received on asset sales	(16)
Transaction-related payments	(27)
Change in restricted cash	19
Purchases of GPS navigational units	3

Net Cash Provided by Operating Activities (per above)	$1,524

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest and income taxes. The presentation of Adjusted EBITDA reflects this change for all periods presented. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain items

The accompanying press release and tables present Adjusted EBITDA, income before income taxes, provision for income taxes, net income and diluted earnings per share for the three and nine months ended September 30, 2012, excluding certain items. For the three months ended September 30, 2012, certain items consisted of $11 million ($10 million, net of tax) of transaction-related costs primarily related to the integration of the operations of Avis Europe, $7 million ($5 million, net of tax) in restructuring expense, $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition, $2 million ($1 million, net of tax) of expense for the early extinguishment of corporate debt and a $128 million non-cash income tax benefit for pre-Separation taxes.

For the nine months ended September 30, 2012, certain items consisted of $52 million ($45 million, net of tax) of expense for the early extinguishment of corporate debt, $26 million ($18 million, net of tax) in restructuring expense, $21 million ($18 million, net of tax) of transaction-related costs primarily related to the integration of the operations of Avis Europe, $12 million ($9 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition and a $128 million non-cash income tax benefit for pre-Separation taxes.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2012.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA and income before income taxes, excluding certain items to net income:

	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2012
Adjusted EBITDA, excluding certain items	$377	$762

Less: Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	26	80
Interest expense related to corporate debt, net (excluding early extinguishment of debt)	67	208

Income before income taxes, excluding certain items	284	474

Less certain items:
Early-extinguishment of debt	2	52
Restructuring expense	7	26
Transaction-related costs	11	21
Acquisition-related amortization expense	4	12

Income before income taxes	260	363
Provision for income taxes, excluding certain items	114	176
Benefit from income taxes on certain items	(134)	(149)

Provision for (benefit from) income taxes	(20)	27

Net income	$280	$336

Reconciliation of net income excluding certain items to net income:

Net income, excluding certain items	$171	$298
Less certain items, net of tax:
Early-extinguishment of debt	1	45
Restructuring expense	5	18
Transaction-related costs	10	18
Acquisition-related amortization expense	3	9
Non-cash income tax benefit for pre-Separation taxes	(128)	(128)

Net income	$280	$336

Earnings per share, excluding certain items (diluted)	$1.46	$2.46

Earnings per share (diluted)	$2.38	$2.77

Shares used to calculate Earnings per share, excluding certain items (diluted)	118.0	122.7

The accompanying press release presents income before income taxes for the three and nine months ended September 30, 2011, excluding certain items. Table 1 presents income before income taxes, net income and earnings per share, excluding certain items. For the three months ended September 30, 2011, certain items consisted of $73 million ($47 million, net of tax) related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $26 million of losses on foreign-currency hedges related to the Avis Europe purchase price and $47 million ($31 million, net of tax) related to due diligence, financing and other expenses.

For the nine months ended September 30, 2011, certain items consisted of $124 million ($79 million, net of tax) of expenses related to the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty, including $49 million of losses on foreign-currency hedges related to the Avis Europe purchase price and $75 million ($49 million, net of tax) related to due diligence, financing and other expenses; and $1 million in restructuring expense. Reconciliations of Adjusted EBITDA and net income, excluding certain items to net income are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude transaction-related expenses, acquisition-related interest and restructuring expense as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2011.

Reconciliation of Adjusted EBITDA and income before income taxes, excluding certain items to net income:

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Adjusted EBITDA, excluding certain items	$272	$547

Less: Non-vehicle related depreciation and amortization	22	65
Interest expense related to corporate debt, net (excluding interest expense related to the acquisition of Avis Europe or our previous efforts to acquire Dollar Thrifty)	41	121

Income before income taxes, excluding certain items	209	361

Less certain items:
Transaction-related expenses	66	102
Acquisition-related interest	7	22
Restructuring expense	—	1

Income before income taxes	136	236
Provision for income taxes	54	95

Net income	$82	$141

Reconciliation of net income, excluding certain items to net income:
Net income, excluding certain items	$129	$220
Less certain items, net of tax:
Transaction-related expenses	43	66
Acquisition-related interest	4	13
Restructuring expense	—	—

Net income	$82	$141

Earnings per share, excluding certain items (diluted)	$1.02	$1.75

Earnings per share (diluted)	$0.65	$1.14

Shares used to calculate Earnings per share, excluding certain items (diluted)	128.9	128.9

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.